Exhibit 1.1

     Free translation from the French

TECHNIP-COFLEXIP

La Défense 6 — 170 Place Henri Régnault

92973 PARIS LA DEFENSE CEDEX

REGISTER OF COMMERCE AND COMPANIES N°:

R.C.S. NANTERRE B 589 803 261

ARTICLES OF ASSOCIATION

PART I

CORPORATE FORM — CORPORATE NAME — CORPORATE PURPOSE- REGISTERED OFFICE — DURATION

ARTICLE 1 — CORPORATE FORM

TECHNIP (the “Company”) is formed as a public limited company (“société anonyme”), governed by the provisions of the Law of July 24, 1966, included in Book II of the Commercial Code, the Decree of March 23, 1967 n° 67-236, the legislation in force governing public limited companies and by these articles of association.

The Company’s shareholders have changed the form of organization and management in adopting a Management Board and Supervisory Board at the Extraordinary General Shareholders’ Meeting of December 13, 2001.

The Company remains in existence in its new form of organisation and management for the holders of existing shares and of those that may be created at a later date. The Company is governed by the laws and regulations in force, those to come into force, and these articles of association.

ARTICLE 2 — CORPORATE NAME

The Company has the corporate name: TECHNIP-COFLEXIP.

On all agreements and documents prepared by the Company and intended for third parties, the corporate name must always be preceded or followed by the words “société anonyme à Directoire et Conseil de Surveillance” written legibly, together with a statement as to the amount of the share capital, the Company’s registration number at the Register of Commerce as well as the place of the said Register.

ARTICLE 3 — CORPORATE PURPOSE

The Company has the following purpose in all countries:

All research, engineering services, and construction of complex industrial sites, in particular for hydrocarbons, as well as all fields of industry, notably chemicals and life sciences.

The conception, manufacturing, purchase, sale, construction, assembly and installation of materials, products, equipment and systems intended for said installations, in particular fixed or floating platforms and pipelines for the development of oil fields at sea.

The provision of all services related to these products, equipment and installations.

The development and implementation of all processes and products for practical use in industry of the results of research carried out by the Company or by any other individual or entity.

The registration, acquisition, obtention, direct or indirect use, sale or purchase of all brands, processes, patents, and licences for the use of a patent.

The direct or indirect participation by the Company in all operations of the said type, either by way of formation of companies, contributions to existing companies, mergers with them, transfer to companies of all or part of its assets or rights in real and personal property, subscriptions, purchases and sales of securities and corporate interests, partnerships, advances, loans or otherwise.

The investment by all means and in any form, in companies or industrial, commercial, financial and real property enterprises, whether French or foreign, regardless of legal form or organisation and, where necessary, the disposal of these investments.

Generally all transactions of a commercial, financial, industrial or civil nature or in real or personal property, related directly or indirectly to any of the purposes listed above and to any similar or related purposes, both on its own behalf or on behalf of third parties, and more generally all transactions facilitating or related to the realization of these purposes.

ARTICLE 4 — REGISTERED OFFICE

The Company’s registered office is at: La Défense 6, 170 Place Henri-Régnault, 92973 PARIS LA DEFENSE CEDEX.

It may be transferred to any other place within the Hauts-de-Seine département or to any place in any département bordering the Hauts-de-Seine by decision of the Supervisory Board, provided the said decision is ratified by the following Ordinary General Shareholders’ Meeting.

It may be transferred to any place elsewhere by decision of a Extraordinary General Shareholders’ Meeting.

ARTICLE 5 — DURATION

The duration of the Company is fixed at ninety-nine years from April 21, 1958. It shall hence expire on April 20, 2057, unless it is wound up prior thereto or its duration is extended as provided for in these articles of association.

At least one year before the Company’s expiry date, the Management Board shall convene the Extraordinary General Shareholders’ Meeting for the purpose of deciding whether the Company’s duration is to be extended.

PART II

SHARE CAPITAL — SHARES

ARTICLE 6 — SHARE CAPITAL

The share capital is fixed at the sum of Euros 81,299,665.40 divided into 26,655,628 fully paid-up shares of the same class.

ARTICLE 7 — PAYMENT FOR THE SHARES

The price of shares to be subscribed for in cash is payable either at the registered office, or at any other place specified for the said purpose.

The Extraordinary General Shareholders’ Meeting only is competent to authorize an increase in share capital as provided for by law. The Extraordinary General Shareholders’ Meeting may delegate to the Management Board the powers necessary to carry out, in one or more stages, the issuance of a class of securities, to fix their value, to carry the increase through to completion, and to modify the articles of association accordingly.

The Management Board may authorize pre-payments and may accept payments by way of set-off against amounts due and payable by the Company.

ARTICLE 8 — INTEREST ON LATE PAYMENTS

Any payment that is delayed shall automatically bear interest for the benefit of the Company at the rate of 3% above the three-month EURIBOR rate, at a minimum of 7%, effective from the date the payment became due, calculated on a daily basis, and without the need for any formalities. The Company nonetheless reserves its right to initiate proceedings against the defaulting shareholder and its right to injunctive relief as provided for by law.

ARTICLE 9 — FORM AND TRANSFER OF SHARES

The shares are in registered or bearer form, at the shareholder’s choice. They shall give rise to registration in the ledgers in accordance with the terms and conditions provided by law.

They shall be freely negotiable subject to applicable laws and regulations. They shall be transferable from one account to another.

In accordance with applicable laws and regulations, the Company may at any time ask the body responsible for clearing securities for information enabling it to identify the holders of shares carrying immediate or future voting rights at General Shareholders’ Meetings, as well as the number of shares held by each of them and, where applicable, any restrictions that may affect such shares.

ARTICLE 10 — INDIVISIBILITY OF THE SHARES

The shares shall be indivisible with respect to the Company.

Joint owners of shares may be represented at the General Shareholders’ Meetings by either one of the owners or by a joint appointee. In the event of a dispute, an appointee will be appointed by the court at the request of the most diligent joint owner.

The voting rights attached to jointly owned share(s) belongs to the beneficial owner (usufruitier) at Ordinary General Shareholders’ Meetings, but to the bare owner (nu-propriétaire) at Extraordinary General Shareholders’ Meetings.

ARTICLE 11 — RIGHTS AND DUTIES ATTACHED TO THE SHARES

Within each class of shares, each share shall give a right to the corporate assets, to the distribution of the profits and any liquidation surplus (boni de liquidation), in proportion to the number of shares issued.

The shareholders shall be liable only up to the amount of their capital contributions.

Share ownership shall automatically imply adherence to the Company’s articles of association and to the decisions of the General Shareholders’ Meetings.

The rights and duties attached to each share shall pass with the title of the share, to whomever becomes the owner thereof.

Whenever it is necessary to own a certain number of shares in order to exercise a right of any kind, in particular in the event of an exchange, consolidation or allotment of shares, or following an increase in or reduction of share capital — whatever the terms and conditions thereto may be — a merger or any other transaction, shareholders holding a number of shares fewer than that required may exercise their rights only on condition that they make their own personal arrangements with regard to consolidation and, where applicable, to the purchase or sale of the number of shares or rights forming the necessary fractional share.

ARTICLE 12 — CROSSING OF THRESHOLDS

Any shareholder acting alone or in a group (en concert), in addition to the thresholds referred to in Article L.233-7 of the Commercial Code, who comes to hold or ceases to hold, directly or indirectly, 1% of the Company’s share capital or voting rights, or a multiple of said percentage less than or equal to 33%, shall notify the Company within five trading days of having crossed any one of these thresholds, by registered letter with return receipt requested, of the aggregate number of shares, voting rights or securities giving right to the Company’s share capital, which it holds, directly or indirectly, alone or in a group (en concert).

Any failure to comply with the notification of the crossing of a statutory threshold shall give rise to forfeiture of those voting rights exceeding the fraction that was required to have been declared pursuant to the provisions detailed above, for all General Shareholders’ Meetings that may be held during a period of two years following the curing of notice, at the request of one or more shareholders, together holding at least 1% of the Company’s share capital or voting rights, such request being recorded in the minutes of the General Shareholders’ Meetings.

PART III

ORGANIZATION AND SUPERVISION OF THE COMPANY

I — THE MANAGEMENT BOARD

ARTICLE 13 — THE MANAGEMENT BOARD — COMPOSITION

The Company is managed by a Management Board.

The Management Board shall consist of five members, appointed by the Supervisory Board.

In the event of a vacant seat, the Supervisory Board must, within two months of such vacancy, fill such vacancy.

Members of the Management Board need not be shareholders, but shall necessarily be physical persons.

Members of the Management Board may be dismissed only by resolution of the General Shareholders’ Meeting. If a member is dismissed without just cause, such dismissal shall give rise to damages.

The dismissal of a member of the Management Board does not terminate any employment contract that such member may have entered into with the Company.

ARTICLE 14 — TERM OF OFFICE — AGE LIMIT

The Management Board is appointed for four years, expiring after the Ordinary General Shareholders’ Meeting having approved the accounts for the prior fiscal year and which is held in the year in which the term of office expires. The Management board is then entirely renewed.

Members of the Management Board may always be re-appointed.

No one may be appointed to the Management Board if he is over the age of sixty-five (65). Any member of the Management Board over this age is deemed to have resigned at the end of the fiscal year in which he reached this age.

ARTICLE 15 — CHAIRMAN OF THE MANAGEMENT BOARD

The Supervisory Board shall appoint one member of the Management Board as its Chairman for the duration of his term of office on the Management Board.

The Chairman of the Management Board represents the Company in its relations with third parties. With respect to third parties, any agreements binding the Company are validly entered into by the Chairman of the Management Board.

The Chairman of the Management Board may be removed from office as Chairman only by resolution of the General Shareholders’ Meeting.

The Chairman of the Management Board may delegate in part his powers to special appointees as he sees fit.

ARTICLE 16 — FUNCTIONING AND POWERS OF THE MANAGEMENT BOARD

1.     Functioning

The Management Board shall meet as often as the interests of the Company so require, as convened by its Chairman or at least half of its members, either at the registered office or at any other location mentioned in the notice convening the meeting. The notice may be in any form, including oral. The agenda may be decided up until the meeting. The members of the Management Board may attend the meeting by visio-conference or by telephone.

At least half of the members of the Management Board need to be in attendance to validly deliberate. As proxy votes are not allowed, the Management Board shall make decisions by a majority vote of those attending the meeting. The Chairman shall have the casting vote in the event of a tie.

The Chairman of the Management Board presides over the meeting and appoints a Secretary who does not need to be a member of the Management Board.

The deliberations of the Management Board are recorded in minutes signed by the Chairman of the Management Board. The minutes are copied into a special registry. Copies or extracts of the minutes are certified by the Chairman of the Management Board, the Secretary of the Management Board or by any other person designated by one of them.

At least once per fiscal quarter, the Management Board shall present a report to the Supervisory Board. Within three months of the close of the fiscal year and at least two weeks before the publication or mailing of the notice convening the General Shareholders’ Meeting, the Management Board shall present the annual accounts to the Supervisory Board, for verification and supervision and, if applicable, the consolidated accounts as well as its report to the Annual General Shareholders’ Meeting.

Furthermore, without third parties having the right to rely on the following provision, for discussion purposes, the Management Board will inform the Supervisory Board of:

—	the Group’s annual investment budget,

—	all major acquisitions (as well as related financing) or disposals of assets,

—	at the Chairman’s initiative, all extraordinary transactions which may subject the Group to major risk,

—	the Group’s global strategy.

2.     Powers

The Management Board has the broadest powers to act in all circumstances on behalf of the Company, within the corporate purpose and subject to those powers specifically granted by law to the General Shareholders’ Meetings and the Supervisory Board.

The members of the Management Board may request from the Supervisory Board authority to distribute amongst themselves managerial tasks, this distribution shall in no event relieve the Management Board of its role in the carrying out as a unit the management of the Company.

The Management Board shall convene each General Shareholders’ Meeting, set its agenda and carry out its resolutions.

When a transaction requiring the Supervisory Board’s approval is denied, the Management Board may submit the issue to the General Shareholders’ Meeting which will decide how to proceed.

ARTICLE 17 — COMPENSATION OF THE MEMBERS OF THE MANAGEMENT BOARD

The Supervisory Board determines the form and amount of compensation for each of the members of the Management Board.

ARTICLE 18 — CUMULATIVE APPOINTMENTS OF MEMBERS OF THE MANAGEMENT BOARD

Subject to applicable law, no one may simultaneously hold more than one position as a member of a management board of a limited liability company (société anonyme) having its registered office in mainland France.

Every physical person not in compliance with the provisions of the above paragraph must resign from one of his positions within three (3) months of his appointment, or from his relevant position within three (3) months in the event he no longer meets the conditions required to benefit from the exceptions provided by law.

After the expiry of this period, such person shall be deemed to have resigned, accordingly, either from the new position or from the position no longer fulfilling the legal requirements to benefit from the exceptions provided by law, as applicable, and must return all fees received without this invalidating the deliberations in which that member participated.

II — SUPERVISORY BOARD

ARTICLE 19 — THE SUPERVISORY BOARD

The Supervisory Board consists of twelve members appointed by resolution of the General Shareholders’ Meeting.

Legal entities appointed to the Supervisory Board must designate a permanent representative who is subject to the same conditions and duties as if he was, in his own right, a member of the Supervisory Board.

If the legal entity retracts its permanent representative’s appointment, it must simultaneously provide a replacement. The same applies in the event of death or resignation of the permanent representative.

No member of the Supervisory Board may be a member of the Management Board. If a member of the Supervisory Board is appointed to the Management Board, his appointment to the Supervisory Board will end as soon as his new appointment takes effect.

The members of the Supervisory Board may be dismissed, at any time, by the Ordinary General Shareholders’ Meeting pursuant to applicable law without notice or indemnification.

ARTICLE 20 — SHAREHOLDINGS OF MEMBERS OF THE SUPERVISORY BOARD

Each member of the Supervisory Board must, for the duration of his term, hold at least one share of the Company.

If, upon his appointment, a member of the Supervisory Board does not hold or, during the term of his office ceases to hold, the requisite number of shares, he will be deemed to have resigned unless he cures the situation within three months.

ARTICLE 21 — TERM OF OFFICE — AGE LIMIT

The members of the Supervisory Board are appointed for four (4) years, expiring after the Ordinary General Shareholders’ Meeting having approved the accounts for the prior fiscal year and which is held in the year in which the term expires.

Members of the Supervisory Board may always be reappointed. No one may be appointed to the Supervisory Board if he is over the age of seventy (70). Any member of the Supervisory Board over this age shall be deemed to have resigned at the end of the fiscal year in which he reached this age.

ARTICLE 22 — VACANCIES — TEMPORARY APPOINTMENTS — RATIFICATIONS

In the event of a vacancy of one or several seats as a result of death or resignation, the Supervisory Board may, between two General Shareholders’ Meetings, make temporary appointments.

If there are fewer than three members of the Supervisory Board, the Management Board must immediately convene an Ordinary General Shareholders’ Meeting to appoint new members to fill the Supervisory Board.

The temporary appointments made by the Supervisory Board are subject to ratification by the following Ordinary General Shareholders’ Meeting. The member appointed to replace another member is appointed for the remainder of his predecessor’s term.

ARTICLE 23 — OFFICERS OF THE SUPERVISORY BOARD

The Supervisory Board shall elect a Chairman and a Vice-Chairman from among its members which are physical persons. The Chairman shall convene the Supervisory Board and lead its meetings. In the event the Chairman is unable to, or has temporarily delegated his powers, the Vice-Chairman shall carry out the same duties and benefit from the same prerogatives. They exercise their functions for the duration of their term of office as members of the Supervisory Board.

No one may be elected Chairman of the Supervisory Board if he is over the age of sixty-five (65). The Chairman of the Supervisory Board shall be deemed to have resigned at the end of the Ordinary General Shareholders’ Meeting having approved the accounts for the fiscal year in which he reached this age.

The Supervisory Board determines, if applicable, the Chairman and Vice-Chairman’s compensation.

The Supervisory Board shall appoint a Secretary, who does not need to be a member of the Supervisory Board and who, together with the Chairman and the Vice-Chairman, are the officers of the Supervisory Board.

The Supervisory Board may adopt internal operational rules, a copy of which it shall provide to the Management Board.

ARTICLE 24 — SUPERVISORY BOARD MEETINGS — MINUTES

The Supervisory Board shall meet four times a year subject to certain circumstances justifying additional meetings.

The Supervisory Board is convened by the Chairman of the Supervisory Board or, if he is unable to, by the Vice-Chairman of the Supervisory Board.

However, the Chairman of the Supervisory Board or, if he is unable to, the Vice-Chairman, shall convene the Supervisory Board for a date no later than fifteen days after at least one member of the Management Board or at least a third of the members of the Supervisory Board has made a reasoned request to this effect. If the request is not satisfied, its authors may themselves convene the Supervisory Board indicating the agenda for the meeting.

Furthermore, when the Chairman and the Vice-Chairman of the Supervisory Board, for any reason whatsoever, are no longer in office without having convened a meeting of the Supervisory Board to elect their replacements, in particular in the event of dismissal, death, forfeiture, or in the event that the Company should change form, any member of the Supervisory Board may convene the Supervisory Board to elect a new Chairman and Vice-Chairman.

Other than the instances mentioned in the two preceding paragraphs, the agenda is set by the Chairman of the Supervisory Board or if he is unable to, by the Vice-Chairman, and may be set up until the time of the meeting.

The members of the Supervisory Board may attend meetings by visio-conference or by using any means of telecommunication or teletransmission pursuant to the conditions provided for under existing regulations. Any member of the Supervisory Board may be represented.

The meetings shall be held at the location specified in the notice convening it.

A register is kept and signed by the members of the Supervisory Board attending the meeting.

At least half the members of the Supervisory Board must be present in person for the meetings to be valid. The members of the Supervisory Board participating by visio-conference in compliance with the conditions set by decree adopted by the Conseil d’Etat, will be counted as present for the purposes of computing the quorum and the majority. This provision does not apply to decisions provided for in Articles L.225-59, L.225-61 and L.225-81 of the Commercial Code.

Decisions are adopted by a majority of the members present in person or represented, each member present or represented having one vote. Members present may represent only one other member. The Chairman shall have the casting vote in the event of a tie.

The Supervisory Board’s deliberations are recorded in minutes kept in a special register held at the registered office.

ARTICLE 25 — ROLE AND POWERS OF THE SUPERVISORY BOARD

The Supervisory Board supervises on a permanent basis the management of the Company by the Management Board. At any moment of the year, the Supervisory Board may proceed with any verification and supervision that it deems appropriate, and shall be provided with all documents deemed useful to the fulfilment of its objectives. Under no circumstances can this supervision lead the Supervisory Board to be involved in the management of the Company.

The Supervisory Board exercises the powers granted to it by law and gives the Management Board the necessary prior authorizations for the carrying out of activities requiring the Supervisory Board’s authorization. The disposal of real property, the complete or partial disposal of interests, the granting of sureties, including endorsements (aval) and guarantees (cautions et garanties), are subject to the authorization of the Supervisory Board pursuant to the terms and conditions determined by applicable laws and regulations.

The Supervisory Board authorizes the agreements mentioned in Article 27 below.

The Board shall present the Annual General Shareholders’ Meeting with its observations on the Management Board’s report, as well as on the annual accounts for the fiscal year and the consolidated accounts.

The Board may decide to transfer the registered office within the same département or to a bordering département, subject to ratification of this decision by the following Ordinary General Shareholders’ Meeting.

The Supervisory Board may grant to one or several of its members special assignments for one or several determined objectives.

The Supervisory Board may decide upon the creation, within itself, of committees for which it shall define the role and composition, subject to the limits of the Supervisory Board’s powers. The committees shall operate under the responsibility of the Supervisory Board, but their role can have for effect neither the delegation of powers granted to the Supervisory Board by law or the articles of association, nor the reduction or limitation of the powers of the Management Board.

ARTICLE 26 — COMPENSATION OF THE MEMBERS OF THE SUPERVISORY BOARD

The Ordinary General Shareholders’ Meeting may allocate to the members of the Supervisory Board, as compensation for their activities, attendance fees (jetons de présence), the amount of which is accounted for as an operating expense.

The Supervisory Board shall distribute the overall amounts allocated to it freely between its members.

The Supervisory Board shall determine the compensation of the Chairman and Vice-Chairman.

The Supervisory Board may distribute exceptional compensation for special assignments or mandates entrusted to members of the Supervisory Board. This exceptional compensation is subject to the provisions of Article 27 below.

The Supervisory Board may authorize the reimbursement of travel costs and expenses incurred by its members in the interests of the Company.

ARTICLE 27 — AGREEMENTS BETWEEN THE COMPANY AND ITS DIRECTORS AND OFFICERS

Any agreement between the Company and a member of the Management Board or the Supervisory Board, whether directly or indirectly through a third party, one of its shareholders holding 5% or more of the voting rights, or the company in control of a shareholder which is a company holding 5% or more of the voting rights, must receive prior authorization by the Supervisory Board.

The same applies to agreements in which those persons mentioned in the preceding paragraph have an indirect interest.

Agreements between the Company and another company, of which one of the members of the Management Board or Supervisory Board of the Company is the owner, general partner, manager, director, member of the other supervisory board, or in a general sense is an officer, are also subject to prior authorization.

The preceding provisions do not apply to agreements relating to ongoing transactions and those entered into under normal conditions. These agreements, however, must be brought to the attention of the Chairman of the Supervisory Board by the interested party who will provide a list and purpose thereof to the members of the Supervisory Board and to the statutory auditors.

PART IV

STATUTORY AUDITORS

ARTICLE 28 — STATUTORY AUDITORS

At least two statutory auditors and at least two deputy statutory auditors shall be appointed by the General Shareholders’ Meeting for six fiscal years. Then term of office shall expire upon the approval of the accounts for the sixth fiscal year.

PART V

GENERAL SHAREHOLDERS’ MEETINGS

ARTICLE 29 — GENERAL RULES

The General Shareholders’ Meetings shall comprise all the shareholders with rights to attend. The General Shareholders’ Meetings shall represent all the shareholders.

General Shareholders’ Meetings shall be convened and shall pass resolutions in accordance with the conditions set out in Book II of the Commercial Code and Decree n° 67-236 of March 23, 1967.

General Shareholders’ Meetings shall meet at the registered office or at any other place specified in the notice convening the meeting.

General Shareholders’ Meetings shall be chaired by the Chairman of the Supervisory Board or, in his absence, the Vice-Chairman of the Supervisory Board.

All shareholders have the right, upon evidence of identity, to participate in General Shareholders’ Meetings by attending in person, by returning a mail voting form or by appointing a proxy, provided that:

—	in the case of holders of registered shares (actions nominatives), the registration has been entered in the Company’s registers,

—	in the case of holders of bearer shares (actions au porteur), a certificate issued by an authorized intermediary recording the fact that their shares registered in the account are tied up until the date of the General Shareholders’ Meeting, has been filed at the place indicated in the notice convening the meeting.

Any legal entity shareholder may participate in the General Shareholders’ Meetings through its legal representatives or by any other person appointed by it for this purpose.

Ordinary and Extraordinary General Shareholders’ Meetings shall exercise the powers granted them by law in accordance with their legal respective freely between its members quorum and majority requirements.

The shareholders may, subject to the conditions set forth under the applicable laws and regulations, send their proxy and mail voting forms for any General Shareholders’ Meetings either on paper or by teletransmission.

ARTICLE 30 — DOUBLE VOTING RIGHTS

Since November 24, 1995, double voting rights, taking into account the fraction of the share capital that they represent, have been attributed to all fully paid-up shares which can be proved to have been registered in the name of the same shareholder for at least two years.

In the event of an increase of share capital by capitalization of reserves, profits or issue premiums, double voting rights shall also be granted as from the time of their issue to registered shares granted free of charge to a shareholder in respect of existing shares, entitling such shareholder to the benefit of the said right.

Registered shares benefiting from double voting rights that are converted into bearer form for any reason whatsoever shall lose such double voting rights.

PART VI

INVENTORIES — PROFITS — RESERVE FUNDS

DISTRIBUTION OF PROFITS

ARTICLE 31 — FISCAL YEAR

The fiscal year shall start on January 1 and end on December 31 of each year.

ARTICLE 32 — ANNUAL ACCOUNTS

The Management Board shall keep regular accounts of the corporate operations and shall prepare annual accounts in conformity with law and commercial practice. A General Shareholders’ Meeting convened to approve the accounts for the prior fiscal year, must be held each year within six months of the close of the fiscal year or, in the event of an extension, within a timeframe determined by a court.

ARTICLE 33 — DISTRIBUTION OF PROFITS

The income statement showing the earnings and expenses for the fiscal year shall show, after deduction of deprecation and reserves, the profit or loss for the fiscal year.

From the profit for the fiscal year less, where applicable, losses from previous years, there shall be deducted at least 5% for constituting the statutory reserve fund (réserve légale). The said deduction shall cease to be mandatory once this reserve fund reaches one-tenth of the authorized share capital. It shall become applicable again if the said reserve fund falls below the said amount.

The distributable profit shall consist of the profit from the fiscal year, less losses from previous years, together with any sums to be allocated to reserve funds pursuant to law or the articles of association, plus any profits carried forward.

The General Shareholders’ Meeting may withhold any sums from this profit it thinks fit to allocate to any optional reserve fund, or to carry it forward.

The balance, if any, shall be divided between all the shareholders in proportion to the number of shares that they own.

In addition, the General Shareholders’ Meeting may decide to distribute sums withheld from the reserve funds at its disposal, by indicating expressly the particular reserve funds from which the deductions should be made. However, the dividends must be withheld first from the distributable profit for the fiscal year.

ARTICLE 34 — PAYMENT OF DIVIDENDS

The terms of payment of the dividends voted for by the General Shareholders’ Meeting are set by the Management Board. However, payment of dividends in cash must take place within a maximum of nine months after the close of the fiscal year, unless the period is extended by court authorization.

If a balance sheet prepared during or at the close of the fiscal year and certified by a statutory auditor shows, since the close of the prior fiscal year, after making the necessary depreciation and reserves, and the deduction of any losses from previous years as well as any sums to be added to the reserve funds in application of law or the articles of association, and taking into account any profits carried forward, that the Company made a profit, interim dividends (acomptes sur dividendes) may be distributed prior to the approval of the accounts for the fiscal year. The amount of such interim dividends may not exceed the amount of the profit thus defined.

Dividends not claimed within five years of becoming payable shall become time-barred.

The General Shareholders’ Meeting has the right to grant each shareholder the option, with respect to all or part of the dividend or interim dividends distributed, to choose between the payment of dividends or interim dividends in cash or in shares.

PART VII

DISSOLUTION — LIQUIDATION

ARTICLE 35 — DISSOLUTION — LIQUIDATION

Other than judicial dissolution as provided for by law, and without a valid extension of its duration, the Company shall be wound up automatically at the end of its duration as provided for in these articles of association or following a resolution of the Extraordinary General Shareholders’ Meeting.

One or several trustees (liquidateurs) shall then be appointed by the Extraordinary General Shareholders’ Meeting within the quorum and majority requirements for an Ordinary General Shareholders’ Meeting.

The trustee represents the Company. All the assets are liquidated and liabilities paid by the trustee who has the broadest powers. Any remaining balance is then distributed by the trustee.

The General Shareholders’ Meeting may authorize the trustee to continue the ongoing activities or to begin new ones as needed by the liquidation.

The net assets remaining after the reimbursement of the nominal value of the shares are divided equally among the shares.

In the event all the shares are held by one shareholder, the decision to dissolve, whether voluntarily or judicially, shall result in, under the conditions provided for by law, the transfer of all the assets to the sole shareholder without the need for liquidation.

PART VIII

DISPUTES

ARTICLE 36 — DISPUTES

Any disputes between the shareholders and the management or supervisory bodies of the Company or between the shareholders themselves, relating to the application of these articles of association arising during the duration of the Company or in the course of its liquidation, shall be subject to the jurisdiction of the competent courts.

Accordingly, in the event of any dispute, every shareholder must elect an address for service at a place within the jurisdiction of the relevant court, and any writs and notifications shall be duly served at the said address.

If no address for service is elected, writs and notifications shall be validly served at the Office of the Public Prosecutor of the competent Tribunal de Grande Instance.

ARTICLE 37 — POWERS FOR CARRYING OUT FORMALITIES

For the purposes of publication of these articles of association and any deeds and documents ensuing therefrom, full powers are given to the holder of a certified true copy or extract from the said documents.